EXHIBIT 99.1

Psychemedics Corporation Reports Third Quarter 2024 Financial Results

DALLAS, Nov. 12, 2024 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s leading provider of hair testing for drugs of abuse, today announced financial results for the third quarter ending September 30, 2024.

The Company’s revenue for three months ended September 30, 2024, was $5.2 million versus $5.7 million for three months ended September 30, 2023, a decrease of 9%. Net loss was $0.5 million, or $0.09 per share, compared to a net loss of $2.1 million, or $0.36 per share, for the three months ended September 2024 and 2023, respectively.

The Company’s revenue for nine months ended September 30, 2024, was $15.3 million versus $17.1 million for nine months ended September 30, 2023, a decrease of 11%. Net loss was $2.1 million, or $0.35 per share, compared to a net loss of $3.2 million, or $0.56 per share, for the nine months ended September 2024 and 2023, respectively.

About Psychemedics Corporation

Psychemedics Corporation is the world’s leading provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods. To learn more, visit www.psychemedics.com.

Psychemedics Investor Contact:

Daniella Mehalik
VP of Finance
(800) 628-8073
DaniellaM@psychemedics.com